Exhibit 3(ii).1
                                                                 ---------------


                            CERTIFICATE OF AMENDMENT

                                       TO

                                     BYLAWS

                                       OF

                                 ENER TECH CORP.





         The undersigned, Secretary of Ener Tech Corp., does hereby certify that the Resolution set forth below and constituting an Amendment to Article II,
Section 2 of its Bylaws was duly adopted by the majority shareholder of the Company on July 20, 1999.

         Resolved that the last sentence of Article II, Section 2 of the Bylaws of the Corporation shall be deleted in its entirety and replaced with the following: "The number of directors constituting the Board of Directors shall be not less than one nor more than three. Notwithstanding any other provision in these Bylaws, this Section 2 of Article II may not be amended, altered or repealed by the Board of Directors unless approved by stockholders of the corporation holding a majority of the voting power of the outstanding stock of the corporation."





Dated:   March 24, 2000                          /s/ Gregory J. Kaiser
                                                 -------------------------------
                                                 Gregory J. Kaiser
                                                 Secretary